Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-256179) on Form S-8 of our report dated March 28, 2024, relating to the financial statements of Overstock.com, Inc. 2021 Employee Stock Purchase Plan, appearing in this Annual Report on Form 11-K for the year ended December 31, 2023.

/s/ KBF CPAs LLP

Lake Oswego, Oregon
March 28, 2024